May 1, 2009
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
ANNOUNCES FIRST QUARTER 2009 EARNINGS

Las Vegas, Nev. – Southwest Gas Corporation (NYSE: SWX) announced consolidated earnings of $1.13 per basic share for the first quarter of 2009, a $0.01 decrease from the $1.14 per basic share earned during the first quarter of 2008.  Consolidated net income was $50 million for the first quarter of 2009, compared to $49.2 million for the prior-year quarter.  The decline in per share earnings reflects an increase between periods in the number of outstanding common shares.

According to Jeffrey W. Shaw, Chief Executive Officer, “We believe we managed the business well in the areas we could control as operating costs were held in check, our liquidity position remained strong, our capital structure improved, and financing costs were reduced.  Unfortunately cold weather eluded us, particularly in Arizona which experienced one of the warmest winters in the past 100 years, resulting in reduced operating margin between periods.  The warm weather coupled with recessionary conditions offset recently granted rate relief and a nearly $12 million margin reallocation in California.”

Shaw also noted several recent events, “In April 2009, we filed a $30.5 million general rate case in Nevada, our first in five years, which includes a request to decouple rates

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from usage under recently established Public Utilities Commission of Nevada rules.  This case should be concluded before the next heating season.  Also in April, Standard & Poor’s upgraded our debt ratings to BBB from BBB-, a notable achievement in today’s volatile economic environment.”

For the twelve months ended March 31, 2009, consolidated net income was $61.8 million, or $1.41 per basic share, compared to $82.6 million, or $1.94 per basic share, during the twelve-month period ended March 31, 2008.  The reduction between periods reflected lower operating income, primarily due to warm weather, a reduced contribution from the Company’s construction services subsidiary, and noncash charges related to significant declines in the cash surrender values of company-owned life insurance (“COLI”) policies during the second half of 2008.

Natural Gas Operations Segment Results
First Quarter
Operating margin, defined as operating revenues less the cost of gas sold, decreased a net $1 million in the first quarter of 2009 compared to the first quarter of 2008.  Rate relief and rate changes positively impacted margin by approximately $22 million, consisting of $9 million in Arizona, $1 million of rate relief in California and nearly $12 million related to the return to a seasonal margin methodology in California.  Differences in heating demand, caused primarily by weather variations, negatively impacted operating margin by $17 million as overall temperatures in the current quarter were significantly warmer than normal ($13 million), while temperatures were somewhat

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colder than normal ($4 million) in the first quarter of 2008.  Energy efficiency and conservation resulting from current economic conditions negatively impacted operating margin by $6 million.  Customer growth had a negligible positive impact as 2,000 net new customers were added during the last twelve months.

Operating expenses for the quarter increased $1.1 million, or one percent, compared to the first quarter of 2008 primarily due to higher depreciation expense, partially offset by labor efficiencies associated with cost containment efforts.  Other income (expense) was virtually unchanged between quarters as the cash surrender value of COLI polices decreased by $1.6 million in the first quarter of 2009 compared to a reduction of $2.1 million in the prior-year quarter.  Net financing costs decreased $3.2 million due principally to a reduction in outstanding debt, including the redemption of $75 million of debt in December 2008, and lower interest rates on variable-rate debt.

Twelve Months to Date
Operating margin decreased a net $2 million between periods.  Rate relief and rate changes provided $25 million of operating margin, consisting of $11 million in Arizona, $2 million of rate relief in California and nearly $12 million related to the return to a seasonal margin methodology in California.  Modest customer growth contributed $4 million.  Differences in heating demand caused primarily by weather variations between periods resulted in a $21 million operating margin decrease as warmer-than-normal temperatures were experienced during both periods (during the twelve-month period of 2009, operating margin was negatively impacted by $28 million, while the

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negative impact in the twelve-month period of 2008 was $7 million).  Energy efficiency and conservation resulting from current economic conditions negatively impacted operating margin by $10 million.

Operating expenses increased $14.5 million, or three percent, between periods due to incremental operating costs (primarily depreciation) associated with facilities upgrades and general cost increases.  The increase was mitigated by labor efficiencies primarily resulting from the conversion to electronic meter reading.

Other income, which principally includes interest income, returns on COLI policies, and non-utility expenses, decreased $15.7 million between periods.  This was primarily due to a $10.6 million decline in the cash surrender value of COLI policies between periods and lower interest income due to the recovery of deferred purchased gas cost receivables.  Net financing costs decreased $6.7 million, or seven percent, due to a reduction in outstanding debt and lower interest rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,821,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, and the impacts of stock market volatility.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED MARCH 31,	2009	2008

Consolidated Operating Revenues	$689,862	$813,607

Net Income	$49,981	$49,152

Average Number of Common Shares Outstanding	44,424	43,012

Basic Earnings Per Share	$1.13	$1.14

Diluted Earnings Per Share	$1.12	$1.14

TWELVE MONTHS ENDED MARCH 31,	2009	2008

Consolidated Operating Revenues	$2,020,998	$2,171,979

Net Income	$61,802	$82,634

Average Number of Common Shares Outstanding	43,825	42,592

Basic Earnings Per Share	$1.41	$1.94

Diluted Earnings Per Share	$1.40	$1.92

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
	2009	2008	2009	2008

Results of Consolidated Operations
Contribution to net income - gas operations	$49,852	$49,333	$54,266	$73,199
Contribution to net income - construction services	129	(181)	7,536	9,435
Net income	$49,981	$49,152	$61,802	$82,634

Basic earnings per share	$1.13	$1.14	$1.41	$1.94
Diluted earnings per share	$1.12	$1.14	$1.40	$1.92

Average outstanding common shares	44,424	43,012	43,825	42,592
Average shares outstanding (assuming dilution)	44,680	43,290	44,118	42,940

Results of Natural Gas Operations
Gas operating revenues	$635,106	$741,300	$1,685,201	$1,829,051
Net cost of gas sold	395,810	500,699	951,088	1,092,682
Operating margin	239,296	240,601	734,113	736,369
Operations and maintenance expense	84,662	85,206	338,116	331,879
Depreciation and amortization	42,339	40,645	168,031	159,205
Taxes other than income taxes	10,111	10,194	36,697	37,280
Operating income	102,184	104,556	191,269	208,005
Other income (expense)	(1,786)	(1,526)	(13,729)	1,948
Net interest deductions	18,182	21,352	79,926	86,640
Net interest deductions on subordinated debentures	1,933	1,932	7,730	7,728
Income before income taxes	80,283	79,746	89,884	115,585
Income tax expense	30,431	30,413	35,618	42,386
Contribution to net income - gas operations	$49,852	$49,333	$54,266	$73,199

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
MARCH 31, 2009

FINANCIAL STATISTICS
Market value to book value per share at quarter end	86%
Twelve months to date return on equity -- total company	6.0%
-- gas segment	5.6%
Common stock dividend yield at quarter end	4.5%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$1,066,108	8.86%	10.00%
Southern Nevada	574,285	7.79	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	143,851	7.87	10.50
Northern California	52,285	8.99	10.50
South Lake Tahoe	11,815	8.99	10.50
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	MARCH 31,		MARCH 31,
(In dekatherms)	2009	2008	2009	2008
Residential	31,971,846	37,718,128	64,752,340	71,357,953
Small commercial	11,158,027	12,745,923	29,867,581	31,559,927
Large commercial	3,798,409	4,148,658	12,161,895	12,831,661
Industrial / Other	2,304,803	2,908,310	9,166,640	9,983,129
Transportation	26,921,730	26,653,871	116,686,840	112,855,112
Total system throughput	76,154,815	84,174,890	232,635,296	238,587,782

HEATING DEGREE DAY COMPARISON
Actual	1,019	1,209	1,712	1,903
Ten-year average	1,092	1,095	1,890	1,926

Heating degree days for prior periods have been recalculated using the current period customer mix.